Exhibit 10.59

Dienstvertrag	Employment Agreement
vom 1. Januar 2009 – nachfolgend „Vertrag“ genannt –	dated January 1st, 2009 – hereinafter referred to as the “Agreement” –

zwischen Exide Technologies GmbH Im Thiergarten 63654 Büdingen Deutschland	between Exide Technologies GmbH Im Thiergarten 63654 Büdingen Germany

– nachfolgend „Gesellschaft“ genannt –	– hereinafter referred to as the “Company” –

vertreten durch die Gesellschafterversammlung der beiden Gesellschafter Exide Transportation Holding Europe S.L. und EXIDE Holding S.A.S.	represented by the shareholders’ assembly of the two shareholders, Exide Transportation Holding Europe S.L. and EXIDE Holding S.A.S.

und	and

Herrn Michael Ostermann In den Laken 9 47228 Duisburg Deutschland	Mr. Michael Ostermann In den Laken 9 47228 Duisburg Deutschland

– nachfolgend „Geschäftsführer“ genannt –	– hereinafter referred to as the “Managing Director” –

und	and

zusammen mit der Gesellschaft die „Parteien“ bzw. einzeln jeweils „Partei“ genannt	collectively with the Company referred to as the “Parties”, respectively individually each of them as a “Party”

	§ 1 Vertretungs- und Geschäftsführungsbefugnis		Section 1 Proxy and Authority to Manage the Business

(1)	Die Anstellung erfolgt als Geschäftsführer der Gesellschaft, Zusätzlich wird der Geschäftsführer die Funktion des „President Transportation Europe“ übernehmen, was beinhaltet, dass ihm weitere Geschäftsführerämter oder Aufsichtsratsämter bei in diesem Segment tätigen Gesellschaften der Exide-Gruppe übertragen werden können und er die Verantwortung für den europäischen Geschäftsteil der Transportation-Sparte übernimmt. Die Übernahme der entsprechenden Ämter und Tätigkeiten bei mit der Gesellschaft (direkt oder indirekt) verbundenen Unternehmen dieser Sparte (nachfolgend „Verbundene Unternehmen“ genannt) ist durch die in diesem Vertrag geregelte Vergütung abgegolten und berechtigt nicht zu weiteren Vergütungsforderungen.	(1)	The employment shall be made in his capacity as managing director (Geschüftsführer) of the Company. In addition, the Managing Director shall be assigned the function of the “President Transportation Europe”, which includes that he may be assigned further managing director or supervisory functions at companies of the Exide group dealing in this segment and that he shall take responsibility for the European part of the Transportation business segment. The assumption of the respective offices and activities with companies (directly or indirectly) affiliated with the Company in this segment (hereinafter referred to as “Affiliated Companies”) is covered by the remuneration stipulated in this Agreement and shall not trigger any further remuneration claims.

(2)	Die Gesellschaft (bzw. deren Gesellschafter) behält sich das Recht vor, dem Geschäftsführer andere zumutbare Tätigkeiten anzuvertrauen, die seinen beruflichen Kenntnissen und Fähigkeiten entsprechen. Die Gesellschaft behält sich ferner das Recht vor, dem Geschäftsführer die Geschäftsführer- bzw. Aufsichtsratsämter wieder zu entziehen, solange damit keine Verminderung der nach diesem Vertrag von der Gesellschaft geschuldeten Vergütung verbunden ist.	(2)	The Company (respectively its shareholders) reserves the right to assign other reasonable tasks to the Managing Director which correspond to his skills and abilities. The Company further reserves the right to revoke the managing director or supervisory positions, provided this does not entail any reduction of remuneration owed by the Company under this Agreement.

(3)	Der Geschäftsführer führt die Geschäfte der Gesellschaft nach Maßgabe der Gesetze, der Satzung und dieses Vertrages; er hat den Weisungen der Gesellschafterversammlung Folge zu leisten. Dies gilt entsprechend im Falle Verbundener Unternehmen, soweit relevant.	(3)	The Managing Director performs the Company’s affairs in accordance with applicable laws, the Company’s articles, and the provisions of this Agreement. He shall comply with the directives from the shareholders. The same shall apply in respect of Affiliated Companies, as far as relevant.

(4)	Die Gesellschafter behalten sich das Recht vor, jederzeit weitere Geschäftsführer zu bestellen und/oder dem Geschäftsführer andere und/oder weitere Tätigkeiten	(4)	The shareholders may, at any time, appoint additional managing directors (Geschäftsführer) and/or assign different and/or additional responsibilities to the

	zuzuweisen sowie Allein- oder Gesamtvertretungsberechtigung einzuräumen. Wenn kein weiterer Geschäftsführer bestellt ist, ist der Geschäftsführer alleinvertretungsberechtigt.			Managing Director and determine an allocation of responsibilities as well as the authority to represent the Company alone or jointly with another Managing Director or Prokurist. If no further Managing Director is appointed, Managing Director shall represent the Company alone.

§ 2 Zustimmungspflichtige Geschäfte			Section 2 Transactions Requiring Consent

(1)	Die Befugnis zur Geschäftsführung umfaßt die Vornahme aller Maßnahmen im Rahmen des gewöhnlichen Geschäftsbetriebes der Gesellschaft.		(1)	The authority to manage the business includes the performance of all acts in the ordinary course of business of the Company.

(2)	Zur Vornahme von Rechtsgeschäften, die über den gewöhnlichen Geschäftsbetrieb der Gesellschaft hinausgehen, muss unbeschadet aller Bestimmungen des Gesellschaftsvertrages und einer gegebenenfalls bestehenden Geschäftsordnung die Zustimmung der Gesellschafterversammlung eingeholt werden; dies gilt insbesondere für folgende Rechtsgeschäfte:		(2)	Notwithstanding the provisions in the Company’s Articles of Association and a potentially existing by-laws, performance of any acts beyond the ordinary course of business of the Company requires the approval of the shareholders; this applies in particular to the following transactions:

	a)	Sitzverlegung, Veräußerung oder Stillegung des Unternehmens oder wesentlicher Unternehmensteile;		a)	Change in Company’s domicile, or the sale or closure of the Company business or significant parts of it;

	b)	Errichtung und Aufgabe von Zweigniederlassungen;		b)	Establishment or abandonment of branches / offices;

	c)	Gründung, Erwerb und Veräußerung anderer Unternehmen oder Beteiligungen an solchen sowie grundsätzliche Änderungen von Betrieb und Produktion.		c)	Establishment, acquisition, and sale of other companies or participation in any other companies as well as principle changes of distribution and production.

	d)	Abschluß, Abänderung oder Beendigung von Verträgen zwischen der Gesellschaft und einem Gesellschafter;		d)	Conclusion, amendment or termination of agreements between the Company and a shareholder;

	e)	Abschluß, Abänderungen oder Beendigung von Verträgen zwischen der Gesellschaft und einem Geschäftsführer;		e)	Conclusion, amendment or termination of agreements between the Company and one of its managing directors;

	f)	Bestellung von Prokuristen und Handlungsbevollmächtigten als Generalbevollmächtigte im Sinne von § 54 Handelsgesetzbuch		f)	Granting of statutorily defined signature authority (Prokura, Handlungsvollmacht as Generalhandlungsvollmacht according to Section 54 German Commercial Code);

	g)	Erwerb, Belastung und Verkauf von Grundstücken;		g)	Acquisition, encumbrance and sale of real property;

	h)	Verträgen mit Familienangehörigen des Geschäftsführers;		h)	Any contract with family members of the Managing Director;

	i)	Aufnahme neuer oder Erhöhung bestehender Darlehen;		i)	Execution of new loan agreements or the increase of existing borrowings;

	j)	Übernahme von Bürgschafts- oder Garantieverpflichtungen.		j)	Acceptance of guarantees and bills of exchange.

(3)	Die Bestimmungen dieses § 2 gelten entsprechend im Hinblick auf Verbundene Unternehmen, einschließlich ausländischer Unternehmen, soweit dies nach ausländischem Recht zulässig und ggf. in entsprechender Anwendung sinnvoll ist.		(3)	The stipulations in this Section 2 shall apply accordingly in respect of Affiliated Companies, including foreign companies as far as permitted and, potentially in according application, appropriate under foreign law.

§ 3 Pflichten und Verantwortlichkeit des Geschäftsführers			Section 3 Responsibilities and Obligations of the Managing Director

(1)	Der Geschäftsführer hat die Geschäfte der Gesellschaft mit der Sorgfalt eines ordentlichen Geschäftsmannes zu führen und die ihm nach Gesetz, Satzung, firmeninternen Regelungen (z.B. interne Genehmigungsverfahren) sowie diesem Vertrag obliegenden Pflichten gewissenhaft zu erfüllen.		(1)	The Managing Director shall conduct the Company’s business with the diligence of a prudent businessman, and shall conscientiously perform his duties in accordance with applicable laws, the Company’s by-laws, internal company regulations (e.g., authorization procedures), and this Agreement.

(2)	Der Geschäftsführer nimmt die Rechte und Pflichten des Arbeitgebers im Sinne der arbeits- und sozialrechtlichen Vorschriften wahr.		(2)	The Managing Director asserts all the employer’s rights and obligations in accordance with applicable labor and social security law.

(3)	Die Bestimmungen dieses § 3 gelten entsprechend im Hinblick auf Verbundene Unternehmen, einschließlich ausländischer Unternehmen, soweit es nach ausländischem Recht zulässig und sinnvoll ist.		(3)	The stipulations in this Section 3 shall apply accordingly in respect of Affiliated Companies, including foreign companies as far as permitted and appropriate under foreign law.

§ 4 Erbringung der Dienstleistung/ Leistungsort	Section 4 Service Commitments / Place of work

Zeitweiliger Dienstsitz ist für die Dauer einer beabsichtigten und unter § 14 dieses Vertrages sowie dem zugehörigen Annex näher geregelten Entsendung Paris, Frankreich, im Übrigen ist aber Büdingen regulärer Dienstsitz. Die Gesellschaft behält sich jedoch vor, den Dienstsitz auch international innerhalb Europas zu verlegen. In jedem Fall wird der Geschäftsführer zur Erfüllung seiner Verpflichtungen als Geschäftsführer so oft wie nötig Geschäftsreisen unternehmen.	For the term of an intended assignment, as closer stipulated in Section 14 of this Agreement and the respective Annex, the temporary place of work will be Paris, France, but Büdingen shall be the regular place of work. The Company reserves the right to transfer the place of work, also on an international basis within Europe. However, the Managing Director will travel as often as necessary for the proper performance of his duties.

§ 5 Tätigkeit für die Gesellschaft; Nebentätigkeit	Section 5 Employment for the Company – Ancillary Activities

(1) Der Geschäftsführer hat seine volle Arbeitskraft sowie sein gesamtes Wissen und Können in die Dienste der Gesellschaft bzw. der Transportation Europe- Sparte zu stellen. Der Geschäftsführer ist in der Bestimmung seiner Arbeitszeit frei, hat jedoch jederzeit, soweit das Wohl der Gesellschaft bzw. der Transportation Europe -Sparte dies erfordert, zu ihrer Verfügung zu stehen und ihre Interessen wahrzunehmen.	(1) The Managing Director shall dedicate all of his working time and knowledge to the service of the Company, respectively the Transportation Europe - Segment. The Managing Director is free to establish his working hours, but must be available at any time, to promote as required the benefit of the Company and protect the interests of the Company, respectively the Transportation Europe - Segment.

(2) Dem Geschäftsführer ist während der Dauer des Vertrages jede entgeltliche oder unentgeltliche selbstständige, unselbständige oder sonstige Nebentätigkeit für sich oder Dritte untersagt. Veröffentlichungen und Vorträge, die den Tätigkeitsbereich der Gesellschaft betreffen, sowie die Übernahme von Ämtern in Aufsichtsgremien anderer Unternehmen und Ehrenämtern in Organisationen, bedürfen der vorherigen schriftlichen Zustimmung durch die Gesellschaft.	(2) During the term of this Agreement, the Managing Director shall not engage in any professional activities other than those to be performed under this Agreement, whether paid or unpaid, independently or otherwise, on his own behalf or for any third party. Publications and public presentations relating to the scope of the Company’s business, as well as any appointments to positions on supervisory boards of other firms and honorary positions in other organizations, require prior written approval from the Company.

§ 6 Wettbewerbsverbot / Verschwiegenheitspflicht / Nachvertragliches Wettbewerbsverbot	§ 6 Prohibition of Competition / Duty of Confidentiality ./. Post-Contractual Non-Compete

(1) Dem Geschäftsführer ist es untersagt, während der Dauer dieses Vertrages in selbstständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, das mit der Gesellschaft oder einem Verbundenen Unternehmen in direktem	(1) During the term of this Agreement, the Managing Director shall not engage in any competitive activities, as employee, through self-employment or otherwise, or for any company that directly or indirectly competes with the Company or an Affiliated

	oder indirektem Wettbewerb steht. In gleicher Weise ist es dem Geschäftsführer untersagt, während der Dauer dieses Vertrages ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen, oder zu Gunsten eines Wettbewerbers Arbeitnehmer der Gesellschaft oder eines Verbundenen Unternehmens abzuwerben.		Company. Similarly, during the term of this Agreement, the Managing Director is not permitted to establish, acquire or participate in such other company, either directly or indirectly, or to solicit employees of the Company or any Affiliated Company to the benefit of a competitor.

(2)	Der Geschäftsführer ist verpflichtet, über alle betrieblichen und geschäftlichen Angelegenheiten der Gesellschaft gegenüber Dritten striktes Stillschweigen zu wahren. Diese Verpflichtung besteht auch nach Beendigung des Anstellungsverhältnisses fort.	(2)	The Managing Director shall keep all operational and business affairs strictly confidential with respect to any third party. This obligation shall also remain in force after termination of the Managing Director’s employment.

(3)	Der Geschäftsführer verpflichtet sich, für jeden Fall des Verstoßes gegen das Wettbewerbsverbot oder gegen die Verschwiegenheitspflicht an die Gesellschaft eine Vertragsstrafe zu zahlen, und zwar in Höhe der Bruttovergütung der letzten 2 aktiven Beschäftigungsmonate. Bei Dauerverstößen wird die Vertragsstrafe für jeden Monat der Zuwiderhandlung verwirkt. Weitere Ansprüche der Gesellschaft oder einer Verbundenen Gesellschaft bleiben unberührt.	(3)	For each breach of this non-compete obligation or duties of confidentiality, the Managing Director undertakes to pay to the Company a contractual penalty corresponding to the amount of two monthly gross salaries paid to him during his last 2 months of activity within the Company. Every month of a continuing breach of his non compete obligations constitutes a further single breach of this exclusivity and confidentiality provision. Any further claims of the Company or any Affiliated Company remain unaffected.

(4)	Das unter § 6 (1) geregelte Wettbewerbsverbot gilt auch nachvertraglich für einen Zeitraum von 6 Monaten. Für die Dauer des nachvertraglichen Wettbewerbverbots zahlt die Gesellschaft dem Geschäftsführer eine Karenzentschädigung in Höhe von 50 % seiner letzten Gehälter nach § 7 (1) zuzüglich 50 % der geldwerten Leistungen nach diesem Vertrag. Die Gesellschaft ist berechtigt, anderweitigen Erwerb des Geschäftsführers analog § 74 c HGB anzurechnen. Der Geschäftsführer hat für die Dauer der Karenzzeit seinen anderweitigen Erwerb offenzulegen. Die Gesellschaft ist berechtigt, auf die Einhaltung des nachvertraglichen Wettbewerbsverbotes mit einem Vorlauf von 6 Monaten zu verzichten. Kündigt die Gesellschaft diesen Vertrag aus wichtigem Grund, kann die Gesellschaft auf das nachvertragliche Wettbewerbsverbot in der Weise verzichten, dass sie von der	(4)	The competitive restraint provided under Section 6 (1) above shall also apply post-contractually for a term of 6 Months. For the length of this post-contractual term, the Company shall pay the Managing Director a monthly compensation equal to 50% of his then latest monthly salary payment pursuant to Section 7 (1) plus 50% of the cash-value benefits under this Agreement. The Company shall be entitled to set off alternative earnings of the Managing Director in analogy to Section 74 c of the Commercial Code. The Managing Director shall, during the non-compete period, report on the level of his alternative earnings. The Company may waive the enforcement of this post-contractual non-compete with advance notice of 6 Months. If the Company terminates this Agreement for cause, the Company may waive enforcement of the non-compete clause and relieve itself of

	Verpflichtung zur Zahlung von Karenzentschädigung mit sofortiger Wirkung befreit wird. Das nachvertragliche Wettbewerbsverbot bezieht sich räumlich auf Europa. Für jeden Verstoß gegen das nachvertragliche Wettbewerbsverbot gelten die Bestimmungen gem. § 6 (3) entsprechend.		any liability to pay compensation with immediate effect. The obligation not to compete shall apply to the territory of Europe. For any breach of this obligation not to compete, the provisions of Section 6 (3) shall apply accordingly.

	§ 7 Vergütung; Auslagenerstattung		Section 7 Compensation; Expenses

(1)	Der Geschäftsführer erhält ein festes jährliches Grundgehalt in Höhe von Euro 206.000 brutto, welches in gleichen monatlichen Raten gezahlt wird. Dieses wird jeweils zum Ende eines jeden Monats ausgezahlt. Mit dieser Vergütung sind auch etwaige Tätigkeiten des Geschäftsführers außerhalb der üblichen Arbeitszeiten abgegolten.	(1)	The Managing Director shall receive a fixed annual gross base salary in the amount of Euro 206,000, which shall be paid in equal monthly installments. It shall be paid at the end of each month. The salary includes payment for any activities performed by the Managing Director for the Company outside of normal working hours.

(2)	Einmal jährlich findet ein Gespräch zwischen der Gesellschaft und dem Geschäftsführer statt zum Zwecke der Überprüfung des festen monatlichen Grundgehalts im Hinblick auf die allgemeine Entwicklung des Gehaltsniveaus, die Lebenshaltungskosten und die Entwicklung der Gesellschaft.	(2)	The Company and the Managing Director will annually discuss the fixed monthly base salary. The general development of salary levels, the cost of living, and the development of the Company shall be taken into consideration.

(3)	Zusätzlich zur vorgenannten Vergütung hat die oberste Muttergesellschaft der Gesellschaft, Exide Technologies, Inc. zugesagt, dass der Geschäftsführer teilnahmeberechtigt sein soll an (a) dem Long Term Incentive Plan, und (b) dem Corporate Incentive Plan. Es entspricht jedoch dem gemeinsamen Verständnis der Parteien dieses Vertrages, das die Gesellschaft nicht Vertragspartner der genannten Pläne ist, keine Zusagen diesbezüglich machen kann und sich die Einzelheiten der Planteilnahme aus entsprechenden Vereinbarungen zwischen dem Geschäftsführer und Exide Technologies, Inc. ergeben, die durchweg nicht Teil dieses Vertrages sind.	(3)	In addition to the aforementioned remuneration elements, the Company’s ultimate parent, Exide Technologies, Inc. has promised that the Managing Director shall be entitled to participate in (a) the Long Term Incentive Plan, and (b) the Corporate Incentive Plan. However, the Parties to this Agreement share the view that the Company is not a party to such plans, can not make any promises in respect of the plans and that the details of participation in the plans are determined by respective arrangements between the Managing Director and Exide Technologies, Inc., all of which are not a part of this Agreement.

(4)	Für Geschäftsreisen und sonstige Aufwendungen im Interesse der Gesellschaft (einschließlich beruflich veranlasster Telefonkosten) hat der Geschäftsführer Anspruch	(4)	Expenses for business trips and other business expenses in the Company’s interest (including business related telephone costs) shall be reimbursed to the Managing

	auf Ersatz seiner Auslagen nach Maßgabe der Richtlinien der Gesellschaft gegen Einzelnachweis. Es sind hierüber den jeweils geltenden steuerlichen Erfordernissen gerecht werdende Aufzeichnungen zu machen.		Director in accordance with the Company’s Rules for the reimbursement of travel expenses upon furnishing of supporting documentation. All expenses shall be recorded in accordance with the then applicable tax requirements.

	§ 8 Vergütung bei Dienstverhinderung		Section 8 Compensation in the Event of Prevention from Performance

(1)	Im Falle der Erkrankung oder sonstigen unverschuldeten Dienstverhinderung werden dem Geschäftsführer seine vertragsmäßigen Bezüge gem. § 7 (1) für die Dauer von bis zu sechs Wochen fortgezahlt.	(1)	In the event of illness or if the Managing Director is otherwise prevented from performing his duties through no fault of his own, the Managing Director shall be remunerated in accordance with Section 7 (1) of this agreement for up to six weeks.

(2)	Dauert eine Krankheit länger, wird der Unterschiedsbetrag zwischen dem Krankengeld der gesetzlich zuständigen Krankenkasse und einhundert Prozent der bisherigen Nettobezüge nach § 7 (1) für die Dauer von sechs Monaten ab Beginn der Krankheit weitergezahlt.	(2)	In the event of longer absence due to illness, the Company shall pay the difference between the sick benefits by the competent statutory insurance and 100 % of the last obtained net salary (according to the gross salary pursuant to Section 7 (1)) for further six months, to be calculated from the beginning of the illness.

	§ 9 Sonstige Leistungen		Section 9 Additional Benefits

(1)	Im Todesfalle erhalten die Hinterbliebenen des Geschäftsführers (Witwe oder unterhaltsberechtigte Kinder) das feste Gehalt gem. § 7 (1) für die Dauer von drei Monaten, beginnend mit dem Ablauf des Sterbemonats, weiter. Für diese Zeit entfallen Leistungen an die Hinterbliebenen aufgrund einer für den Geschäftsführer bestehenden betrieblichen Altersversorgung.	(1)	In the event of death, the Managing Director’s dependants (widow or children entitled to maintenance) shall be paid the fixed salary pursuant to Section 7 (1) for a continued term of three months, starting with the end of the month of death. During this term, no payments shall be due to dependants under any company pension plan set up to the benefit of the Managing Director.

(2)	Die Gesellschaft stellt dem Geschäftsführer einen Dienstwagen entsprechend der aktuellen Dienstwagenordnung der Gesellschaft zur Verfügung. Der Dienstwagen kann auch zu privaten Zwecken genutzt werden. Die Bedingungen für die berufliche und private Nutzung eines solchen Dienstwagens stimmen überein mit bestehender Firmenpolitik. Die Gesellschaft übernimmt die Betriebs- und Unterhaltungskosten des Fahrzeugs. Die Versteuerung des geldwerten Vorteils der privaten Nutzung trägt der Geschäftsführer.	(2)	The Company shall provide the Managing Director with a company car according to the current Company Car Policy. The company car shall also be available for personal use. The terms and conditions of use of such car for professional or personal purposes will be in accordance with established Company Car Policy. The Company shall bear the operating and maintenance costs of the car. The taxes for the cash-value-benefit of the private use shall be borne by the Managing Director.

(3)	Die Gesellschaft wird den einen Versicherungsvertrag gegen Unfall und Tod zugunsten des Geschäftsführers abschließen.	(3)	The Company shall conclude an insurance policy against accident and death to the benefit of the Managing Director.

(4)	Die Gesellschaft wird für den Geschäftsführer einmal jährlich in Höhe von 25,000 Euro brutto in dessen private Altersversorgung einzahlen.	(4)	The Company shall grant an annual payment to the Managing directors private pension plan in the gross amount of Euro 25,000.

§ 10 Urlaub		Section 10 Vacation

(1)	Dem Geschäftsführer steht jährlich ein Erholungsurlaub von 30 Arbeitstagen zu. Arbeitstage sind alle Tage, die am Sitz der Gesellschaft weder Samstage, noch Sonntage oder gesetzliche Feiertage sind. Die zeitliche Festsetzung erfolgt unter Berücksichtigung der Belange des Geschäftsführers und der geschäftlichen Belange der Gesellschaft.	(1)	The Managing Director is entitled to 30 working days of vacation per year. Working days are all days which, at the registered seat of the Company, are neither Saturdays, Sundays nor statutory public holidays. The time of vacation shall be taking into consideration the personal preferences of the Managing Director and the interests of the Company.

(2)	Kann der Geschäftsführer aus geschäftlichen oder in seiner Person liegenden Gründen den Urlaub nicht oder nicht vollständig bis zum Jahresende nehmen, so bleibt ihm der Anspruch auf Urlaub insoweit bis zum 31. März des Folgejahres erhalten.	(2)	If the Managing Director should not be able to use some or all of the vacation days by the end of the year due to business or personal reasons, the Managing Director shall be entitled to such unused vacation days until March 31st of the following year.

§ 11 Erfindungen		Section 11 Inventions

Der Geschäftsführer ist verpflichtet, etwaige Erfindungen im Sinne des Gesetzes über Arbeitnehmer - Erfindungen der Gesellschaft unverzüglich schriftlich mitzuteilen. Die Gesellschaft		The Managing Director is obliged to inform the Company in writing without delay regarding any inventions in accordance with the German law on employee inventions. Within a period of

ist berechtigt, innerhalb einer Frist von vier Monaten nach dieser Mitteilung zu erklären, ob und in welchem Umfang sie die Erfindung in Anspruch nimmt. Vergütungen des Geschäftsführers für Erfindungen sind mit seinem Grundgehalt abgegolten.		four months following such notification, the Company shall be entitled to declare whether or not it intends to make use of the invention and to what extent. Compensation for inventions is covered by the Managing Director’s base salary.

§ 12 Vertragsdauer und Kündigung; Abfindung		Section 12 Term of the Agreement and Termination; Severance Payment

(1)	Dieser Vertrag beginnt zum 1. Januar 2009 und wird unbefristet geschlossen.	(1)	This Agreement will become effective on January 1st, 2009 and is concluded for an indefinite term.

(2)	Jede Partei ist berechtigt, das Vertragsverhältnis mit einer Frist von sechs Monaten zum Monatsende zu kündigen.	(2)	Both parties are entitled to terminate this Agreement by giving six months’ prior notice to the end of a calendar month.

(3)	Das Recht beider Vertragsparteien zur außerordentlichen, insbesondere fristlosen Kündigung des Vertrages bleibt unberührt.	(3)	The right of both Parties to immediate termination for cause shall remain unaffected.

(4)	Jede Kündigung bedarf der Schriftform, Empfangszuständig für eine Kündigung durch den Geschäftsführer ist jeder weitere Geschäftsführer der Gesellschaft oder für den Fall, dass ein solcher nicht im Amt ist, derjenige Gesellschafter, der über die höchste Kapitalbeteiligung an der Gesellschaft verfügt.	(4)	Any termination notice must be in writing. The notice of termination by the Managing Director must be received by another managing director, or in the event no such other managing director is in office, by the shareholder with the largest capital in the Company.

(5)	Eine Abberufung des Geschäftsführers von der Geschäftsführung der Gesellschaft, die jederzeit durch Beschluss der Gesellschafterversammlung erfolgen kann, gilt automatisch zum nächst zulässigen Termin als Kündigung dieses Vertrags ohne dass es eines gesonderten Ausspruchs einer Kündigung durch die Gesellschaft bedarf. Entsprechendes gilt für den Fall der Amtsniederlegung durch den Geschäftsführer.	(5)	The removal of the Managing Director from office as a managing director of the Company, which may be effected at any time by the resolution of the shareholders, shall automatically be deemed to terminate this Agreement, and be effective as of the next permissible date without any further notice of termination by the Company. The same applies in case of a resignation from office of the Managing Director.

(6)	In jedem Fall einer Kündigung oder Abberufung/Amtsniederlegung ist die Gesellschaft berechtigt, den Geschäftsführer unter Anrechnung auf etwaigen noch offenstehenden Urlaub bis zum Ablauf der Vertragsdauer von der Verpflichtung zur Dienstleistung freizustellen.	(6)	In the event of termination or removal/resignation from office, the Managing Director may be released from his duties to perform services for the Company. The release period shall be set off from any unused vacation.

(7)	Sollte die Gesellschaft den Vertrag kündigen, erhält der Geschäftsführer als vertraglich vereinbarte Abfindung einen Bruttobetrag von einem Jahresgehalt im Sinne des § 7 (1) in zuletzt geltender Höhe. Dies gilt nicht im Falle einer Kündigung aus wichtigem Grund und einer Kündigung nach § 12 (8) und einer Kündigung aus Gründen, die verhaltensbedingte Gründe darstellen würden, sofern der Geschäftsführer dem Kündigungsschutzgesetz unterliegen würde. Die Zahlung wird nicht fällig, solange der Geschäftsführer rechtliche Schritte gegen die Kündigung ergreift oder diese als unwirksam betrachtet.	(6)	In case the Company terminates this Agreement, the Managing Director shall be entitled to the payment of a contractually agreed severance in a gross amount of one annual salary pursuant to Section 7 (1) above. This shall not apply in case of a termination for cause and a termination according to § 12 (8) and any termination for what would be considered behavior-related grounds if the Managing Director was subject to the provisions of the German Termination protection Act. Payment shall not be due for such period of time during which the Managing Director contests the validity of the termination or claims that the termination is invalid.

(8)	Es wird eine Probezeit von 6 Monaten vereinbart. Während der Probezeit ist der Vertrag mit einer Vertragsverhältnis für beide Seiten mit einer Frist von 3 Monaten kündbar.	(8)	A probation period of 6 months will be agreed upon. During the probation period, the contract can be terminated by each party with 3 months notice.

(9)	Das Anstellungsverhältnis findet spätestens mit Ablauf des Monats sein Ende, in welchen der Geschäftsführer das 65. Lebensjahr erreicht.	(9)	The employment relationship shall end with the expiry of the month in which the Managing Director has attained the age of 65.

§ 13 Herausgabe von Unterlagen			Section 13 Release of Documents

(1)	Bei Beendigung des Vertrages oder im Falle einer durch die Gesellschaft erfolgten Freistellung von der Dienstleistung hat der Geschäftsführer unverzüglich sämtliche die Angelegenheiten der Gesellschaft betreffenden Gegenstände und Unterlagen sowie Schlüssel, Bücher, Modelle, Aufzeichnungen jeder Art, einschließlich etwaiger Abschriften oder Kopien, die sich im Besitz der Gesellschaft befinden, vollständig an die Gesellschaft herauszugeben. Sinngemäß gilt das Gleiche für elektronisch gespeicherte Daten, z.B. Computerprogramme oder auf Disketten gespeicherte Daten. Das Vorstehende gilt entsprechend in Bezug auf Verbundene Unternehmen, falls der Geschäftsführer ein Amt aufgibt oder von diesem abberufen wird und die genannten Gegenstände nicht mehr braucht oder ausdrücklich zur Rückgabe aufgefordert wird.	(1)	At the end of the term, or upon release from duty effected by the Company, the Managing Director shall return all objects and documents relating to the Company without delay, as well as any keys, books, models and notes of any kind, including any copies. The same applies to electronically stored data, e.g., computer programs or data on disks. The aforementioned provisions shall apply accordingly in respect of Affiliated Companies if the Managing Director resigns from a position or is removed from it and does no longer need the mentioned items or is explicitly requested to return them.

(2)	Der Geschäftsführer erkennt an, dass die vorgenannten Gegenstände und Unterlagen alleiniges Eigentum der Gesellschaft oder der Verbundenen Unternehmen sind. Dem Geschäftsführer steht aus keinem Rechtsgrund ein Zurückbehaltungsrecht gegenüber der Gesellschaft an den in § 13 (1) genannten Gegenständen zu.	(2)	The Managing Director recognizes that the objects and documentation referred to above is the sole property of the Company or its Affiliated Companies. The Managing Director is not permitted to retain any objects or documents described above in section 13 (1) for any reason whatsoever.

§ 14 Entsendung		Section 14 Assignment

Zeitgleich mit dem Abschluss dieses Vertrages vereinbaren die Parteien einen Entsendungsvertrag; dieser wird Annex 1 zu diesem Vertrag.		Simultaneously with the conclusion of this Agreement, the Parties agree on an assignment agreement which will be Annex 1 to this Agreement.

§ 15 Schlussbestimmungen		Section 15 Final Provisions

(1)	Sämtliche Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Rechtswirksamkeit der Schriftform und der Zustimmung durch Beschluss der Gesellschafterversammlung. Die Aufhebung des Schriftformerfordernisses ist nur schriftlich möglich. Dies gilt auch für die Schriftformklausel selbst.	(1)	All modifications and amendments to this Agreement must be in writing to become legally binding, and require the approval of the shareholders. The suspension of this provision is only possible in writing. The same shall apply to the written form requirement itself.

(2)	Sollte eine Bestimmung dieses Vertrages unwirksam sein oder werden, so wird die Geltung der übrigen Bestimmungen dieses Vertrages hierdurch nicht berührt. Die Parteien sind in einem solchen Fall verpflichtet, die rechtsunwirksame Bestimmung durch eine rechtlich zulässige und mit den Bestimmungen dieses Vertrages vereinbare Regelung zu ersetzen, die dem wirtschaftlich verfolgten Zweck der ungültigen Bestimmung am nächsten kommt.	(2)	If any provision of this Agreement should be or become invalid, the validity of the other provisions shall not be affected. In such event, the parties shall replace the legally ineffective provision with a legally effective provision in accordance with the remaining provisions of this agreement and which best meets the commercial intent of the ineffective provision.

Dieser Vertrag ist zweisprachig ausgefertigt. Rechtlich bindend ist ausschließlich die deutschsprachige Version. Der englische Text dient lediglich zur Information.	This Agreement has been prepared in two languages. Only the German text is legally binding. The English version is for information purposes only.

EXIDE TECHNOLOGIES GMBH represented by its shareholders’ assembly by the following signatories according to the attached Power of Attorney
Michael Ostermann
Place, Date:	Duisburg, den 27.11.08

EXIDE Transportation Holding Europe S.L.

		By:	Petra Würz

		Title:	General Counsel IEE Europe

Place, Date: Büdingen, November 21, 2008

EXIDE Holding Europe S.A.S

		By:	Brita Knaf

		Title:	Human Resources Manager Commercial and Corporate

Place, Date: Büdingen, November 21, 2008